UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 17, 2016

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2016, Interleukin Genetics, Inc. (the “Company”) entered into a Services Agreement (the “Agreement”), with Metagenics, Inc. (“Metagenics”) to provide the Company’s PerioPredict® test to Metagenics’ employees as part of an enhanced employee benefits program. PerioPredict will be used to identify individuals who may benefit from reduction of their systemic inflammatory burden as an approach to enhance prevention and management of chronic diseases. Pursuant to the Agreement, the Company will provide genetic testing and patient education to Metagenics employees, as well as dental professional support to their dental providers, and Metagenics will pay a fixed fee for each test processed by the Company.

The Agreement has an effective date of February 1, 2016 and has an initial term of 12 months. The Agreement is automatically renewable for successive 12-month periods unless previously terminated by either party. Either party may terminate the agreement without cause upon 30 days prior written notice.

Metagenics is a wholly owned subsidiary of Alticor, Inc. (“Alticor”), which is the parent company of Pyxis Innovations, Inc. (“Pyxis”), one of the Company’s largest shareholders, which currently beneficially owns approximately 21.7% of the Company’s outstanding common stock. In addition, pursuant to a contractual agreement, Pyxis has the right to appoint two directors to the Company’s Board. Currently, Joseph Landstra and Roger Colman serve on the Board as appointees of Pyxis. The Company has also entered into a number of arrangements with entities affiliated with Alticor. These arrangements are summarized in the Section entitled “Certain Relationships and Related Transaction” set forth in the Company’s definitive proxy statement as filed with the SEC on June 8, 2015 (File No. 001-32715), which is incorporated herein by reference.

On February 18, 2016, the Company issued a press release announcing the execution of the Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release dated February 18, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: February 19, 2016	/s/ Stephen DiPalma
Stephen DiPalma
Interim Chief Financial Officer